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EXHIBIT 23.2

Consent of Independent Accountants

The Board of Directors and Stockholders
Vicinity Corporation

        We consent to incorporation herein by reference in this registration statement on Form S-8 of Vicinity Corporation of our report dated August 17, 2001, except as to Note 16 which is as of October 22, 2001, relating to the consolidated balance sheets of Vicinity Corporation and subsidiaries as of July 31, 2001 and 2000, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 2001, and the related financial statement schedule, which report appears in the July 31, 2001 annual report on Form 10-K of Vicinity Corporation.

Mountain View, California
February 22, 2002

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  EXHIBIT 23.2
Consent of Independent Accountants